Exhibit 99.1

Neurotrope Selects Worldwide Clinical Trials to Commence Services for Phase 2B Trial of Bryostatin for the Treatment of Alzheimer’s Disease

Newark, NJ, April 6, 2015 – Neurotrope, Inc. (OTCQB: NTRP) today announced that Neurotrope Bioscience, Inc., its wholly-owned operating subsidiary, (the “Company”) has selected Worldwide Clinical Trials (WCT) to commence the pre-patient enrollment activities for the conduct of a Phase 2b trial of the Company’s compound bryostatin-1 for the treatment of Alzheimer’s disease. WCT is a leading global clinical research organization with substantial experience in conducting trials in Alzheimer’s disease.

The Company and WCT signed a letter of intent on March 30, 2015 outlining the scope of the services that WCT will provide. The Company will pay WCT approximately $300,000 for the services and related third-party costs.

Neurotrope Bioscience plans to submit its protocol to the FDA for this clinical trial in approximately 150 patients with moderately severe to severe Alzheimer’s disease early in the second quarter of 2015. The Company expects to begin enrollment for the six month study sometime during the third quarter pending the FDA’s review of the protocol, and plans to enter into a definitive agreement with WCT for services related to the study at the appropriate time subject to available resources.

Neurotrope Bioscience has an exclusive license to develop and commercialize bryostatin, a potent modulator of an enzyme called protein kinase C epsilon (PKCe), which has been studied extensively by the Blanchette Rockefeller Neurosciences Institute (BRNI) as a possible treatment of cognitive disorders. Based upon a number of BRNI pre-clinical and autopsy-validated human tissue studies, PKCe deficits have been implicated as a potential cause of Alzheimer's disease. The Company is approaching the treatment of Alzheimer’s disease through the activation of PKCe. In animal models of Alzheimer’s disease, activation of PKCe has been shown to improve learning and memory, induce synaptogenesis or growth of new synapses and prevent neuronal death.

Charles S. Ramat, President and Chief Executive Officer of Neurotrope, Inc. commented on the selection: “We are extremely pleased to have entered into a letter of intent with WCT to conduct the activities required prior to enrolling patients for our planned Phase 2b Alzheimer’s trial in moderately severe to severe Alzheimer’s patients. WCT has strong relationships with numerous clinical sites with experience in Alzheimer’s disease and possesses a great expertise in conducting Alzheimer’s clinical trials which is critical to Neurotrope as we move through this important process. We are confident that they will play a key role for us throughout bryostatin’s clinical development as we continue to move towards its eventual commercialization for the treatment of this debilitating disease.”

About Neurotrope’s Approach to Alzheimer’s

In contrast to the industry’s historic focuses on removal of amyloid plaque and Tau pathology in the brain – which have resulted in numerous, failed clinical trials – Neurotrope is following a new and novel approach. Specifically, research conducted in animal models by the Company’s Chief Scientific Officer, Dr. Dan Alkon, of the Blanchette Rockefeller Neurosciences Institute, has shown that PKCe, when stimulated, initiates a cascade of enzymatic events, ultimately improves synaptic function, induces formation of new synapses and inhibits cell death. The stimulation of PKCe is far upstream from the formation of plaques and tangles, which may be considered pathologic markers of AD, rather than causes. As a potent modulator of PKCe at low dose levels, bryostatin has been shown to stimulate this key enzyme, thus showing promise in restoring memory and learning function.

Exhibit 99.1

About Worldwide Clinical Trials

Worldwide Clinical Trials balances science, medicine, operational and commercial intelligence with strategic insight to manage drug development programs in nearly 60 countries. WCT combines recognized therapeutic expertise – most notably in central nervous system, cardiovascular and oncology clinical trial methodologies – with robust global operating and technology platforms, consultative leadership and a deep commitment to each client’s unique needs to foster successful development of life-changing medicines. For more information on the company’s Phase I-IV clinical trial services, visit wwctrials.com.

About Neurotrope

Neurotrope Bioscience Inc., the operating subsidiary of Neurotrope, Inc., was formed in October 2012 principally to license, develop and commercialize various novel therapeutic and diagnostic technologies from the Blanchette Rockefeller Neuroscience Institute (BRNI) which are focused on the development of conventional small molecules that are extraordinarily potent in the activation of the enzyme PKCe. PKCe has been shown to play a central role in the regrowth or repair of nervous tissues, cells or cell products. Neurotrope’s pipeline, under its license from BRNI, includes the drug candidate, bryostatin, for the treatment of Alzheimer’s disease, and a minimally invasive, diagnostic biomarker analysis system which would assess the presence of Alzheimer’s in patients. In addition, Neurotrope has a world-wide, exclusive license agreement with the Icahn School of Medicine at Mount Sinai located in New York City to utilize its proprietary information and data package for the use of bryostatin-1 in the treatment of Niemann-Pick Type C Disease, a rare disease, mostly of children who are afflicted with Alzheimer-like symptoms. Also, the Company, under its BRNI license, has the rights to develop the licensed technology for other cognitive dysfunctions, including orphan diseases, such as Fragile X Syndrome.

About The Blanchette Rockefeller Neurosciences Institute

Located in Morgantown, WV, BRNI, at West Virginia University, is a unique, independent, non-profit institute dedicated to the study of memory and finding solutions to memory disorders. BRNI was founded in 1999 in memory of Blanchette Ferry Hooker Rockefeller, an Alzheimer's patient and mother of U. S. Senator John D. Rockefeller IV. BRNI is operated in alliance with West Virginia University as well as in collaboration with other academic institutions.

Exhibit 99.1

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the payment for services to WCT, the plans and scope for the Company’s next clinical trial with bryostatin in the treatment of Alzheimer’s disease, timing of submission of the protocol and enrollment of patients in the trial, timing for completion of the study, and potential for the diagnostic system to assess Alzheimer’s disease in patients. Such forward- looking statements are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company’s patent portfolio, significant government regulation of pharmaceuticals and the healthcare industry, availability of the Company’s raw materials, existing or increased competition, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The Company does not undertake to update these forward-looking statements.

Please visit www.neurotropebioscience.com for further information.

For additional information, please contact:

Robert Weinstein
Chief Financial Officer
973-242-0005
rweinstein@neurotropebioscience.com